Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bancorp Rhode Island, Inc.
We consent to incorporation by reference in the registration statements on Form S-8 and Form S-3, File Nos. 333-46438, 333-89148, 333-126153, 333-107130, 333-118293, 333-126151, 333-135898, 333-145219 and 333-161665 of Bancorp Rhode Island, Inc. and subsidiaries of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of the internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Bancorp Rhode Island, Inc.
As discussed in note 2 and 6 to the consolidated financial statements, as of April 1, 2009, the Company changed its method of evaluating other-than-temporary impairments of debt securities to comply with new accounting requirements issued by the Financial Accounting Standards Board.
/s/ KPMG LLP
Providence, Rhode Island
March 16, 2010